Exhibit 5.1

BRUSSELS	37th Floor, Yin Tai Centre, Office Tower	SAN FRANCISCO
CENTURY CITY	No. 2 Jianguomenwai Avenue	SHANGHAI
HONG KONG	Beijing 100022, People’s Republic of China	SILICON VALLEY
LONDON		SINGAPORE
LOS ANGELES	TELEPHONE (86) 10-6563-4200	TOKYO
NEWPORT BEACH	FACSIMILE (86) 10-6563-4201	WASHINGTON, D.C.
NEW YORK	www.omm.com

March 21, 2011

Zhongpin Inc.
21 Changshe Road
Changge City, Henan Province
People’s Republic of China

RE:	Registration of Common Stock of Zhongpin Inc.

Ladies and Gentlemen:

We have acted as special counsel to Zhongpin Inc., a Delaware corporation (the “Company”), in connection with the issuance of 5,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to Credit Suisse Securities (USA) LLC (the “Shares”) pursuant to that certain Underwriting Agreement, dated March 16, 2011 (the “Underwriting Agreement”), between the Company and Credit Suisse Securities (USA) LLC, as representative of the several underwriters named therein. The Shares are being issued pursuant to the Registration Statement on Form S-3 (Registration No. 333-171093) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated January 31, 2011 (the “Base Prospectus”), and the prospectus supplement dated March 18, 2011 (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation (i) the Registration Statement; (ii) the Prospectus; (iii) the Certificate of Incorporation of the Company, as amended and presently in effect; (iv) the Amended and Restated Bylaws of the Company, as presently in effect; (v) the unanimous written consents executed by the Board of Directors of the Company on December 8, 2010 and March 11, 2011 relating to the issuance and sale of the Shares and related matters; (vi) the resolutions of the Pricing Committee of the Company relating to the pricing of the Shares; (vii) a specimen certificate representing the Common Stock; and (viii) the Underwriting Agreement.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. On the basis of such examination and subject to the limitations and assumptions in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares as contemplated by the Registration Statement and Prospectus, the Shares will be validly issued, fully paid and non-assessable.

O’MELVENY & MYERS LLP
 Zhongpin Inc. March 21, 2011 - Page 2

The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K (event date of March 16, 2011) and to the reference to this firm under the heading “Legal Matters” in the Prospectus.

Respectfully submitted,

/s/ O’Melveny & Myers LLP